Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-179778) and Form S-8 (No. 333-124702) of BofI Holding, Inc. of our reports dated September 4, 2013, relating to the consolidated financial statements and the effectiveness of BofI Holding Inc.'s internal control over financial reporting which appear in this Form 10-K.

/s/ BDO USA, LLP

San Diego, California
September 4, 2013